UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12
BIG 5 SPORTING GOODS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2010
PROXY STATEMENT RELATING TO ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING
PROPOSAL 1
EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K

BIG 5 SPORTING GOODS CORPORATION
2525 EAST EL SEGUNDO BOULEVARD
EL SEGUNDO, CALIFORNIA 90245

May 3, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation (the “Company”), to be held at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250 on June 9, 2010 at 10:00 a.m. local time and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.	The election of two Class B directors to the Company’s Board of Directors, each to hold office until the 2013 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal 2010; and

3.	The transaction of such other business as may properly come before the Annual Meeting.

Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement, Proxy Card relating to the meeting and the Company’s 2009 Annual Report on Form 10-K.

Your vote is very important regardless of how many shares you own. We hope you can attend the annual meeting in person. However, whether or not you plan to attend the annual meeting, please complete, sign, date and return the Proxy Card in the enclosed envelope. If you attend the annual meeting, you may vote in person if you wish, even though you may have previously returned your Proxy Card.

Sincerely,

Steven G. Miller
Chairman of the Board, President
and Chief Executive Officer

BIG 5 SPORTING GOODS CORPORATION
2525 EAST EL SEGUNDO BOULEVARD
EL SEGUNDO, CALIFORNIA 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2010

TO THE STOCKHOLDERS OF BIG 5 SPORTING GOODS CORPORATION:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), will be held on June 9, 2010 at 10:00 a.m. local time, at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250 and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders will be asked to consider and vote upon:

1.	The election of two Class B directors to the Company’s Board of Directors, each to hold office until the 2013 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal 2010; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock at the close of business on April 26, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company, 2525 East El Segundo Boulevard, El Segundo, California 90245 for at least ten days prior to the meeting and will also be available for inspection at the meeting.

YOUR VOTE IS VERY IMPORTANT.  TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

If you plan to attend:

Please note that admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of the Company’s common stock as of the record date, such as the enclosed Proxy or a brokerage statement reflecting stock ownership as of the record date.

BY ORDER OF THE BOARD OF DIRECTORS,

Gary S. Meade
Secretary

El Segundo, California
May 3, 2010

BIG 5 SPORTING GOODS CORPORATION
2525 EAST EL SEGUNDO BOULEVARD
EL SEGUNDO, CALIFORNIA 90245

PROXY STATEMENT RELATING TO
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2010

This Proxy Statement is being furnished to the stockholders of Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of the Company’s stockholders to be held on June 9, 2010 at 10:00 a.m. local time at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s common stock, $0.01 par value per share, will be asked to vote upon: (i) the election of two Class B directors to the Company’s Board of Directors, each to hold office until the 2013 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified); (ii) the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal 2010; and (iii) any other business that properly comes before the Annual Meeting.

This Proxy Statement and the accompanying Proxy Card are first being mailed to the Company’s stockholders on or about May 3, 2010. The address of the principal executive offices of the Company is 2525 East El Segundo Boulevard, El Segundo, California 90245.

Important Notice Regarding Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be Held on June 9, 2010.

The Notice of Annual Meeting and Proxy Statement, and the Annual Report to Shareholders, are available to stockholders at http://www.edocumentview.com/BGFV.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of the Company’s common stock at the close of business on April 26, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 21,756,162 shares of common stock outstanding and entitled to vote, held of record by 281 stockholders. A majority, or 10,878,082 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote, in person or by proxy, for each share of common stock standing in such stockholder’s name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Voting of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted FOR the election of each director nominee listed on the Proxy Card and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2010. The Company’s Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering a written revocation notice to the Secretary of Big 5 Sporting Goods Corporation, 2525 East El Segundo Boulevard, El Segundo, California 90245, (ii) submitting a subsequent valid Proxy Card or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any notice of revocation sent to the Company must include the stockholder’s name.

Elections of directors are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting. Affirmative votes representing a majority of the votes cast “FOR” or “AGAINST” with respect to Proposal 2 in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for its 2010 fiscal year.

Broker Non-Votes; Withheld Votes; Abstentions

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have no effect on the outcome of the election of directors or on the outcome of Proposal 2. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote. Any such stockholder’s shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but such withheld votes will be excluded from the vote and will have no effect on the outcome of such election. In addition, a stockholder may vote to “abstain” on Proposal 2 or on any other proposals which may properly come before the Annual Meeting. If a stockholder votes to “abstain” on Proposal 2, such stockholder’s shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will have no effect on the outcome of Proposal 2.

Solicitation of Proxies and Expenses

This proxy solicitation is made by the Company, and the Company will bear the cost of the solicitation of proxies from its stockholders. The directors, officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile, via the Internet or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company will reimburse such record holders for their reasonable expenses.

PROPOSAL 1

ELECTION OF DIRECTORS
(Item No. 1 on Proxy Card)

General

The Board of Directors consists of three classes, consisting of Class A directors, Class B directors and Class C directors. The current terms of office of the Class A directors, Class B directors and Class C directors expire in the year 2012 (Class A), the year 2010 (Class B) and the year 2011 (Class C). The terms of the Class B directors elected at the Annual Meeting will expire in 2013. Directors are elected to three-year terms. Each director holds office until such director’s successor is duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire will be elected for a term of office expiring at the third succeeding annual meeting of stockholders of the Company after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Only members of Class B, Ms. Sandra N. Bane and Dr. Michael D. Miller, are nominees for election to the Board of Directors at the Annual Meeting. Each Class B director elected will hold office until the 2013 annual meeting of stockholders (and until such director’s successor shall have been duly elected and qualified). Both of the nominees currently serve on the Board of Directors of the Company.

Each proxy received will be voted for the election of the nominees named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders as directed by the Board of Directors. Broker non-votes in the election of directors will not be counted as voting at the meeting and therefore will not have an effect on the election of the nominees listed below. Withheld votes will also have no effect on the election of the nominees. The two nominees receiving the highest number of votes from holders of shares of common stock represented and voting at the Annual Meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

Except as set forth below, there are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. Except as disclosed under “Executive and Director Compensation and Related Matters — Employment Agreements and Change in Control Provisions,” there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which such person has been or will be selected as a director and/or executive officer of the Company (other than arrangements or understandings with any such director, nominee and/or executive officer acting in such person’s capacity as such).

Name	Age	Class	Expiration of Current Term

G. Michael Brown(b)	57	A	2012
David R. Jessick(a)(c)	56	A	2012
Sandra N. Bane*(a)(b)	57	B	2010
Michael D. Miller*	60	B	2010
Jennifer Holden Dunbar(a)(b)(c)	47	C	2011
Steven G. Miller	58	C	2011

*	Nominee for Reelection at the Annual Meeting

(a)	Member of the Audit Committee

(b)	Member of the Compensation Committee

(c)	Member of the Nominating Committee

Directors Whose Terms Will Expire in 2010 and are Nominees for Reelection at the Annual Meeting (Class B Directors)

Sandra N. Bane has served as a director since 2002.  Ms. Bane was an audit partner with KPMG LLP from 1985 until her retirement in 1998 after 23 years as an accountant in the audit practice of the firm. While at KPMG, Ms. Bane headed the Western region’s Merchandising practice for the firm, helped establish the Employee Benefits audit specialist program and was partner in charge of the Western region’s Human Resource department for two years. Ms. Bane is also a member of the board of directors of AGL Resources Inc., an energy services holding company, where she serves on the audit and compensation committees, and Transamerica Asset Management Group, a mutual fund company, where she serves on the audit committee. She was formerly a director of PETCO Animal Supplies, Inc. from 2004 to 2006. Additionally, Ms. Bane serves as a member of the board for several nonprofit institutions in her community. She is also a member of the AICPA and the California Society of Certified Public Accountants. Age: 57.

Ms. Bane brings many years of experience as an audit partner with KPMG with extensive financial accounting knowledge that is critical to our Board of Directors. Ms. Bane’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective and as a board member and audit committee member of other public companies makes her an invaluable asset to our Board of Directors.

Michael D. Miller, Ph.D. has served as a director since 1997. Dr. Miller is a mathematical consultant at The RAND Corporation, an independent nonprofit research and analysis organization. He retired from The RAND Corporation as a senior mathematician in 2002 after 25 years with the organization. Dr. Miller has also taught mathematics at the University of California, Los Angeles since 1973. Dr. Miller is Steven G. Miller’s brother. Age: 60.

Dr. Miller’s extensive experience advising numerous governmental agencies while at The RAND Corporation and his many years of service as a board member of the Company provide strategic expertise and an important perspective that are vital to our Board of Directors.

Directors Whose Terms Will Expire in 2011 (Class C Directors)

Jennifer Holden Dunbar has served as a director since February 2004. Since March 2005, Ms. Dunbar has served as Principal, Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green & Partners, L.P., a private equity firm, which she joined in 1989. Ms. Dunbar began her career as a financial analyst in the Mergers and Acquisitions Department of Morgan Stanley in 1985. Ms. Dunbar is also a member of the board of directors of PS Business Parks, Inc., a real estate investment trust, where she serves on the audit and compensation committees. She was formerly a member of the board of directors of 99 Cents Only Stores from 2007 to 2008. Age: 47.

Ms. Dunbar has extensive financial expertise, knowledge of investment banking and experience in investments and mergers and acquisitions, which is essential to our Board of Directors. Her experience as a member of several public company boards, including five companies in the retail sector, and as a member of a number of public company board committees, including six audit committees, is also extremely valuable to our Board.

Steven G. Miller has served as Chairman of the Board, Chief Executive Officer and President since 2002, 2000 and 1992, respectively. Steven G. Miller has also served as a director since 1992. In addition, Steven G. Miller served as Chief Operating Officer from 1992 to 2000 and as Executive Vice President, Administration from 1988 to 1992. Steven G. Miller is Michael D. Miller’s brother. Age: 58.

Mr. Miller has over forty years of experience at almost every level of the Company, which makes him well positioned to provide essential insight from an inside perspective of the day-to-day operations of the Company. His comprehensive knowledge of the Company’s business and the retail sporting goods industry are invaluable to our Board of Directors.

Directors Whose Terms Will Expire in 2012 (Class A Directors)

G. Michael Brown has served as a director since 2002. Mr. Brown has been a senior litigation partner with the law firm Musick, Peeler & Garrett LLP since 2001. Prior to that, Mr. Brown was a partner at the law firm Berger, Kahn, Shafton, Moss, Figler, Simon & Gladstone from 1996 to 2001. Mr. Brown also served as Vice President of Legal Affairs for Thrifty Payless Corporation, a retail drug store company which was the parent company of Big 5 Sporting Goods until 1992. Age: 57.

Mr. Brown has over thirty years of legal experience, including expertise in labor and employment matters. His legal practice includes preventative counseling and assisting in the formulation of human resource policies and procedures for a number of publicly traded companies in the western United States. Mr. Brown’s experience with the legal and operational issues of publicly traded companies, including almost twenty years of involvement in such issues for Big 5 Sporting Goods, is extremely valuable to the Company’s Board of Directors.

David R. Jessick has served as a director since 2006. Mr. Jessick served as consultant to the chief executive and senior financial staff at Rite Aid Corp. from June 2002 to February 2005. Mr. Jessick served as Rite Aid’s Senior Executive Vice President and Chief Administrative Officer from 1999 to 2002. Prior to joining Rite Aid, from 1997 to 1999, Mr. Jessick was the Chief Financial Officer for Fred Meyer, Inc., where he also served as Executive Vice President, Finance and Investor Relations. From 1979 to 1996, he held various financial positions, including Senior Executive Vice President and Chief Financial Officer, with Thrifty Payless, Inc. and Payless Drugstores Northwest, Inc. Mr. Jessick began his career as a certified public accountant with Peat, Marwick, Mitchell & Co. Mr. Jessick is also a member of the board of directors of Dollar Financial Corp., a financial services company, and Rite Aid Corp., a retail drug store company, and serves on the audit committee of both companies. He was formerly a member of the board of directors of Pathmark Stores Inc., where he served as board chairman, from 2005 to 2007, Pinnacle Foods Corp. from 2004 to 2007 and Source Interlink Companies Inc. from 2005 to 2009. Age: 56.

Mr. Jessick has more than thirty years experience as a corporate financial executive and chief financial officer of publicly traded companies in the retail sector. He has been a member of several public company boards, including three companies in the retail sector, served as chairman of the board of a publicly traded company in the retail sector, and served on a number of public company board committees, including three audit committees. Mr. Jessick’s extensive experience with the financial and operational issues of publicly traded companies, especially those in the retail sector, is invaluable to our Board of Directors.

Board Meetings, Board Committees and Board Structure

The Board of Directors of the Company held four meetings during the fiscal year ended January 3, 2010 and acted by unanimous written consent on two occasions. During the fiscal year ended January 3, 2010, each incumbent director of the Company attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings of the committees on which such director served (in each case, during the periods that such director served). It is the policy of the Board of Directors that directors who are nominees for election to the Board of Directors at the Company’s annual meeting of stockholders should attend such annual meeting, except in the case of extenuating or exceptional circumstances. G. Michael Brown, Jennifer Holden Dunbar, Michael D. Miller and Steven G. Miller attended the Company’s 2009 annual meeting of stockholders.

Each director holds office until such director’s successor is duly elected and qualified. It is the policy of the Board of Directors that a majority of the Board of Directors shall be “independent” as that term is defined in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. The Board of Directors has determined that Sandra N. Bane, G. Michael Brown, Jennifer Holden Dunbar and David R. Jessick, each of whom is a current member of the Board of Directors, are independent.

Executive Sessions of Independent Directors

To promote open discussion among the independent directors, the independent directors meet in executive session at least two times per year, either before or after regularly-scheduled board meetings. The Chair of the Audit Committee presides at these executive sessions. Any independent director may request that an executive session of the independent members of the Board of Directors be scheduled. Following such meetings, the Chair of the Audit

Committee (or another designated director) will discuss with the Chairman of the Board and Chief Executive Officer, to the extent appropriate, matters emanating from the executive sessions. The independent directors met twice during the fiscal year ended January 3, 2010.

Audit Committee

The Board of Directors has a standing Audit Committee, separately-designated and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which currently consists of Ms. Bane, Ms. Dunbar and Mr. Jessick. The Audit Committee has been chaired by Mr. Jessick since April 2008. The Board of Directors has determined that each of the members of the Audit Committee is “independent” as that term is defined in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards and meets the additional audit committee independence requirements set forth in Marketplace Rule 4350(d)(2) of the Nasdaq Stock Market’s listing standards. The Board of Directors has determined that Mr. Jessick and Ms. Bane each qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

On February 10, 2004, the Board of Directors adopted an amended and restated written charter for the Audit Committee to comply with the requirements of the Sarbanes-Oxley Act of 2002, as well as the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market.

Among other things, the functions of the Audit Committee are to:

•	be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	pre-approve all audit and permissible non-audit services to be performed for the Company by its registered public accounting firm in accordance with the provisions of § 10A(i) of the Exchange Act;

•	establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and discuss with the Company’s management and independent auditors the Company’s audited financial statements, including the adequacy and effectiveness of the Company’s internal accounting controls;

•	discuss with the Company’s management and independent auditors any significant changes to the Company’s accounting principles;

•	review the independence and performance of the Company’s independent auditors; and

•	review from time to time and make recommendations with respect to the Company’s policies relating to management conduct and oversee procedures and practices to ensure compliance with such policies.

The charter for the Audit Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

The Audit Committee held four meetings during the fiscal year ended January 3, 2010, and acted once by unanimous written consent.

Compensation Committee

The Board of Directors has a standing Compensation Committee, which is chaired by G. Michael Brown and currently consists of Mr. Brown, Ms. Bane and Ms. Dunbar. Each of the members of the Compensation Committee is “independent” within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. Ms. Bane and Ms. Dunbar each is a “non-employee director” within the meaning of Rule 16b-3 of the

Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Mr. Brown is a partner at the law firm of Musick, Peeler & Garrett LLP, which from time to time is retained by the Company to handle various litigation matters, and for this reason is not a “non-employee director” or an “outside director”. Among other things, the function of the Compensation Committee is to review and determine the compensation and benefits of the Company’s executive officers and to administer the Company’s 2007 Equity and Performance Incentive Plan. Grants of stock options and restricted stock under the plan to, and compensation for, executive officers are approved by Ms. Bane and Ms. Dunbar, with Mr. Brown either recusing himself or abstaining. The Compensation Committee held five meetings during the fiscal year ended January 3, 2010.

The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee consists of at least two members of the Compensation Committee. The Compensation Committee has not formed any such subcommittees to date. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain outside counsel or other experts or consultants, as it deems appropriate. The Compensation Committee has not historically used outside consultants in making compensation determinations, other than in connection with its design of the 2007 Equity and Performance Incentive Plan. The Compensation Committee periodically receives and considers, to the extent it considers appropriate, recommendations from our Chief Executive Officer, Mr. Miller, in connection with its compensation decisions.

The charter for the Compensation Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

Nominating Committee

The Board of Directors has a standing Nominating Committee, which is chaired by Jennifer Holden Dunbar and currently consists of Ms. Dunbar and Mr. Jessick. Each of the members of the Nominating Committee is “independent” within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. Among other things, the function of the Nominating Committee is to identify, screen, review and recommend to the Board of Directors individuals qualified to be nominated for election to the Board and to fill vacancies or newly created positions on the Board consistent with criteria approved by the Board, as well as to recommend to the Board directors to serve on each Board committee. The Nominating Committee held two meetings during the fiscal year ended January 3, 2010.

Director Qualifications and Nominations Process

It is the policy of the Board of Directors that, in addition to being approved by a majority of the Board of Directors, each nominee must first be recommended by the Nominating Committee.

The policy of the Nominating Committee is to recommend and encourage the selection of directors who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment and willingness to devote the requisite time to their duties as director, and who will contribute to the overall corporate goals of the Company. Candidates are evaluated and selected based on their individual merit, as well as in the context of the needs of the Board of Directors as a whole. In evaluating the suitability of individual candidates for election or re-election to the Board of Directors, the Nominating Committee and the Board of Directors take into account many factors, including understanding of the retail sporting goods industry, sales and marketing, finance and other elements relevant to the Company’s business, educational and professional background, age, and past performance as a director. The Nominating Committee and the Board of Directors evaluate each individual in the context of the composition and needs of the Board of Directors as a whole, including the independence requirements imposed by the Nasdaq Stock Market and the Securities and Exchange Commission, with the objective of recommending a group that can best perpetuate and build on the success of the business and represent stockholder interests. The Nominating Committee strives to compose the Board of Directors to be a collection of individuals with a variety of complementary skills who, as a group, possess the appropriate skills and experience to oversee the Company’s business. Accordingly, although diversity may be a consideration in the nominations process, the Nominating Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director for re-election, the Nominating Committee and the Board of Directors also consider the director’s past attendance at, and participation in, meetings of the Board of Directors and its committees and contributions to its activities. The Nominating Committee and the Board of Directors use the Board’s network of contacts to compile a list of potential candidates, but may also engage, if they deem appropriate, a professional search firm.

The charter for the Nominating Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

Stockholders who have beneficially owned more than five percent of the Company’s then-outstanding shares of common stock for a period of at least one year as of the date of making the proposal may propose candidates for consideration by the Nominating Committee and the Board of Directors by submitting the names and supporting information to: Big 5 Sporting Goods Corporation, Attention: Secretary, 2525 East El Segundo Blvd, El Segundo, CA 90245-4632. A stockholder recommendation for nomination must be submitted in accordance with the Company’s Amended and Restated Bylaws and must contain the following information about the proposed nominee, as well as documentary support that the stockholder satisfies the requisite stock ownership threshold and holding period: name, age, business and residence addresses, principal occupation or employment, the number of shares of the Company’s common stock held by the nominee, a resume of his or her business and educational background, the information that would be required under the Securities and Exchange Commission’s rules in a proxy statement soliciting proxies for the election of such nominee as a director, and a signed consent of the nominee to serve as a director, if nominated and elected. Neither the Nominating Committee nor the Board of Directors intends to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder.

Board Leadership Structure

Steven G. Miller serves as both the Chief Executive Officer and the Chairman of the Board. Given Mr. Miller’s long standing association with the Company, and his extensive knowledge of and experience with the retail sporting goods industry, the Board of Directors believes that Mr. Miller’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. The Board believes that Mr. Miller’s extensive experience provides him with detailed and in-depth knowledge of the Company’s business and industry and the issues facing the Company, and that he is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board believes that his combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, vendors and customers.

Although the Board of Directors believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, it has not established this approach as a formal policy.

Risk Oversight

The Board of Directors is actively involved in oversight of significant risks that could affect the Company. The Board satisfies this responsibility through reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of risks within the Company.

The Audit Committee has the responsibility to review with management the Company’s (1) policies governing the process by which risk assessment and risk management are undertaken and (2) major financial risk exposures and the steps management has taken to monitor and control such exposures. In carrying out this responsibility, the Audit Committee works closely with management, including the Manager of Internal Audit. The Audit Committee meets at least quarterly with members of management, including the Manager of Internal Audit, and, among other things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit, and operations, among others).

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Audit Committee Report

The Company’s management has primary responsibility for the Company’s financial statements and overall reporting process, including the Company’s system of internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues that the independent registered public accounting firm believes should be brought to its attention. The Audit Committee oversees and monitors the Company’s financial reporting process and the quality of its internal and external audit process.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended January 3, 2010 and the notes thereto and discussed such financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, acting as the Company’s independent auditors. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended), which includes, among other items, the independent auditors’ responsibilities, any significant issues arising during the audit and any other matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also discussed with Deloitte & Touche LLP such other matters as are required to be discussed by other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations.

The Audit Committee has received the written disclosures and correspondence from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets at least quarterly with the independent registered public accounting firm, with and without management present, to discuss the results of its review or examination, its evaluation of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements and management’s assessment of effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 for filing with the Securities and Exchange Commission.

SUBMITTED BY AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

David R. Jessick (Chair)
Sandra N. Bane
Jennifer Holden Dunbar

April 26, 2010

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Stockholder Communications with the Board of Directors

Stockholders may send communications about matters of general interest to the stockholders of the Company to the Board of Directors, the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Compensation Committee or the Chair of the Nominating Committee at the following address: Big 5 Sporting Goods Corporation, Attention: Secretary, 2525 East El Segundo Blvd, El Segundo, CA 90245-4632. The Secretary will compile these communications and periodically deliver them to the Chairman of the Board or, where applicable, to the Chair of the committee to which such communication was addressed, unless otherwise specifically addressed. Communications relating to accounting, internal controls over financial reporting or auditing matters will be referred to the Chair of the Audit Committee. The Chairman of the Board or, where applicable, the Chair of the committee to which such communication was addressed, will determine in his or her discretion which communications will be relayed to other board or committee members.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including the Company’s senior financial and executive officers, as well as the Company’s directors. The Company will disclose any waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on the Company’s website, www.big5sportinggoods.com.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 3, 2010, the Compensation Committee consisted of G. Michael Brown, as Chair, Sandra N. Bane and Jennifer Holden Dunbar, none of whom is or has been an officer or employee of the Company or any of its subsidiaries. Ms. Bane and Ms. Dunbar do not have any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K. Mr. Brown is a partner at the law firm of Musick, Peeler & Garrett LLP. From time to time, the Company retains Musick, Peeler & Garrett LLP to handle various litigation matters.

No interlocking relationship existed between the Board of Directors or the Compensation Committee of the Company and the board of directors or compensation committee of any other company.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

G. Michael Brown (Chair)
Sandra N. Bane
Jennifer Holden Dunbar

April 26, 2010

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Executive Officers

The following section sets forth certain information with respect to the Company’s current executive officers (other than Steven G. Miller, whose information is set forth above under “— Directors Whose Terms Will Expire in 2011 (Class C Directors)”). Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Executive and Director Compensation and Related Matters — Employment Agreements and Change in Control Provisions.”

Name	Age	Position with the Company

Steven G. Miller	58	Chairman of the Board of Directors, Chief Executive Officer and President
Richard A. Johnson	64	Executive Vice President
Barry D. Emerson	52	Senior Vice President, Chief Financial Officer and Treasurer
Jeffrey L. Fraley	53	Senior Vice President, Human Resources
Gary S. Meade	63	Senior Vice President, General Counsel and Secretary
Thomas J. Schlauch	65	Senior Vice President, Buying
Shane O. Starr	52	Senior Vice President, Operations

Richard A. Johnson was named Executive Vice President in March 2007. Prior to that, he served as Senior Vice President, Store Operations since 1992. Prior to that, Mr. Johnson was Vice President, Store Operations since 1982. Age: 64.

Barry D. Emerson has served as Chief Financial Officer and Treasurer since October 2005 and as Senior Vice President since September 2005. Prior to joining the Company, Mr. Emerson was employed by U.S. Auto Parts Network, Inc., an ecommerce distributor of aftermarket auto parts in the United States, where he served as Vice President, Treasurer and Chief Financial Officer during 2005. Prior to that, Mr. Emerson served as Vice President, Treasurer and Chief Financial Officer of Elite Information Group, Inc., a software product and services company, from 1999 through 2004. Age: 52.

Jeffrey L. Fraley has served as Senior Vice President, Human Resources since July 2001. Prior to that, Mr. Fraley served as Vice President, Human Resources from 1992 to 2001. Age: 53.

Gary S. Meade has served as Senior Vice President since July 2001 and General Counsel and Secretary since 1997. Mr. Meade also served as Vice President from 1997 to 2001. Prior to joining the Company, Mr. Meade was employed by Thrifty Payless, Inc., a retail drug store company, where he served as Vice President, Legal Affairs and Secretary from 1994 through 1996, and by Thrifty Corporation, a retail drug store company, where he served as Vice President, Legal Affairs and Secretary from 1992 through 1994 and Vice President, Legal Affairs from 1979 through 1992. Age: 63.

Thomas J. Schlauch has served as Senior Vice President, Buying since 1992. Prior to that, Mr. Schlauch served as Head of Buying from 1990 to 1992 and as Vice President, Buying from 1982 to 1990. Age: 65.

Shane O. Starr was named Senior Vice President, Operations, in March 2007. Prior to that, he served as the Company’s Vice President of Operations since 1999. Age: 52.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

General

Attracting, motivating and retaining well-qualified executives are essential to the success of any company. We believe that our business and the interests of our shareholders are best served by continuity and stability of our management team. In the retail sporting goods industry, the market for top executive talent is highly competitive. Accordingly, the goals of our compensation program are to encourage retention of top executives who may have attractive opportunities at other companies, to provide significant rewards for successful performance, particularly over the longer term, and to align executive officers’ interests with those of the stockholders. We believe these goals can be achieved by a program of executive compensation which stresses long-term incentives and which is stable and consistent over time. Our executive compensation program therefore has varied very little over the past ten years. We believe that our executive compensation policy has been successful in encouraging retention, because our executive officers have an average tenure of 28 years with us.

Our compensation decisions are made by the Compensation Committee, which is composed entirely of independent members of our Board of Directors. The Compensation Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of the stockholders. Specifically, the objectives of the Compensation Committee’s practices are to (1) provide a total compensation program that is competitive with companies with whom we compete for talent, (2) link short term incentives to financial performance, (3) provide long term compensation that focuses management’s efforts on building stockholder value and aligning their interests with our stockholders and (4) promote stability and retention of our management team.

The Compensation Committee receives recommendations from our President and Chief Executive Officer, or our Principal Executive Officer, and considers factors such as publicly-available information on executive compensation, including industry comparisons and competitive data, each executive’s role and responsibilities, and the responsibility levels of the executives relative to one another. Our Chief Executive Officer does not participate in the deliberations of the Compensation Committee with respect to setting his compensation.

When making its compensation decisions, the Compensation Committee has not targeted compensation to specific benchmarks against any peer group companies. The Compensation Committee and our Chief Executive Officer believe it is difficult to establish a group of peer companies that is representative of the Company’s business, management structure and management experience for a truly comparative benchmarking. In addition, the Compensation Committee and the Chief Executive Officer believe that targeting compensation solely to specific benchmarks against peer group companies would necessarily not reflect any differences in the specific performance or differing experience levels and operational responsibilities of the individual Named Executive Officers, any differences in the overall performance of the peer group companies or any additional factors affecting compensation decisions.

Nonetheless, in the course of his diligence effort toward arriving at his recommendations to the Compensation Committee, the Chief Executive Officer has, in the past, identified for the Compensation Committee various companies whose compensation levels he determines to be relevant to ensure that the Company’s compensation levels are not materially inconsistent with market practice of competitors and similarly-situated companies, recognizing and taking into account the fact that the level of experience of the Company’s executives typically exceeds the experience of executives in comparable positions at these peer companies. In that regard, for purposes of determining the 2008 base salaries (which, as discussed below, were carried over and frozen for 2009), the Chief Executive Officer looked at past proxy statements and other public information available for certain publicly-traded retail companies including Cabela’s Incorporated, Dick’s Sporting Goods, Inc., The Finish Line, Inc., Hibbett Sports, Inc., Shoe Carnival, Inc., and Sport Chalet, Inc. In the Chief Executive Officer’s and the Compensation Committee’s view, these companies represented certain key competitors in the sporting goods retail industry as well as certain similarly situated specialty retailers in terms of geographic location and size. As indicated above, neither the Compensation Committee nor the Chief Executive Officer attempts to formulaically tie the Company’s compensation levels to those of any of these peer group companies. Instead, the data is used only to inform the Chief Executive Officer and the Compensation Committee regarding general market practice in order to allow them to assess the reasonableness of the Company’s compensation practices over time.

Further, the Compensation Committee does not establish any specific quantitative company or individual performance objectives, or any predetermined qualitative performance objectives, that must be achieved in order for a Named Executive Officer to earn any portion of his compensation. The Compensation Committee’s decision regarding annual base salaries, any option grants or other equity awards and any annual incentive bonus received by each Named Executive Officer is a subjective one that is made by the Compensation Committee in its discretion after an overall assessment of all of the factors it deems appropriate. Factors that have historically been considered by the Compensation Committee when determining compensation to be paid to each Named Executive Officer include the Company’s overall financial performance in the prior year, the executive’s individual performance of his duties as evaluated in the subjective discretion of the Compensation Committee and the Chief Executive Officer, cost of living increases and the Chief Executive Officer’s recommendations.

For example, with respect to Company performance, although there were no performance objectives pre-established by the Compensation Committee for purposes of determining compensation, in determining the annual salaries for 2008, the members of the Compensation Committee took into account the 2007 decline in same store sales and EBITDA. Consequently, the percentage year over year increases in annual base salary for the 2008 year were less than in prior years, and annual bonuses for 2007 (i.e., bonuses determined and paid in March 2008) were reduced in comparison to those for 2006. Further, the base salaries for 2009 were frozen at 2008 levels in light of the Company’s 2008 financial performance and the continuing weakness in the consumer spending environment, and bonuses for 2008 were substantially reduced in comparison to those for 2007 and prior years in light of the decline in the Company’s EBITDA in 2008.

In addition, with respect to individual performance, the Chief Executive Officer interacts with all of the other Named Executive Officers on a near daily basis throughout the year, and his subjective views on each such officer’s performance are reflected in his recommendations to the Compensation Committee. Furthermore, members of the Compensation Committee (while serving on the Compensation Committee, other Board committees or while attending meetings and functions of the Company’s Board of Directors generally) also interact frequently with the Chief Executive Officer and certain other Named Executive Officers, and have available other data relating to the performance of the business units or functions for which each Named Executive Officer is responsible. As a result, the Compensation Committee members also form their own subjective views on each executive’s performance throughout the year, and these assessments, along with the Chief Executive Officer’s recommendations, are considered in setting overall and relative salary and bonus levels and equity grants. Using those assessments, the Compensation Committee will, at the Chief Executive Officer’s recommendation or when it otherwise deems it appropriate, modify compensation levels to reflect individual performance. However, we note that, other than Mr. Emerson, each of the Company’s Named Executive Officers have been with the Company for at least 12 years, and they collectively have an average term of service of 33 years. Consequently, the Company believes that, as a practical matter, the skills, scope of duties and relative contributions of these officers tend to be more consistent from year to year in comparison to the executive officers of companies for which there has been more turnover.

Accordingly, the year over year compensation levels, and the compensation levels of our executive officers relative to one another, tend to reflect that fact. However, in prior years the Compensation Committee did put substantial weight on Mr. Emerson’s performance following his hiring in 2005 and accordingly raised his relative overall compensation substantially in 2006 and 2007.

The Compensation Committee retained an independent compensation consultant, Frederic W. Cooke & Co., Inc., in designing our 2007 Equity and Performance Incentive Plan (the “2007 Plan”), but the Compensation Committee has not otherwise used outside consultants in making compensation determinations.

Internal Revenue Code Section 162(m) generally disallows a tax deduction to reporting companies for compensation over $1,000,000 paid to each of the company’s chief executive officer and the four other most highly compensated officers, except for compensation that is “performance based.” Section 162(m) has not been a factor in the design of our executive compensation program because the compensation of our executives other than our President and Chief Executive Officer has not approached $1,000,000, and the compensation of our President and Chief Executive Officer, except for stock options which are “performance based” compensation, has exceeded $1,000,000 only by a minor amount.

Elements of Compensation

Salary

Our Compensation Committee generally reviews the base salaries of our Named Executive Officers annually. The salaries of our Named Executive Officers are determined in the sole discretion of the Compensation Committee, after receiving recommendations from our Principal Executive Officer. As noted above, the Compensation Committee considers individual and Company performance, as well as factors such as publicly-available information on executive compensation, including industry comparisons and competitive data, each executive’s role and responsibilities, and the responsibility levels of the executives relative to one another. We believe that the salaries of our Named Executive Officers are at or below the median of salaries paid by other companies in the market with whom we compete for talent. Because of the then economic conditions and the Company’s 2007 and 2008 financial performance, our Compensation Committee elected to freeze base salaries of our Named Executive Officers for fiscal year 2009. In view of the Company’s improved 2009 financial performance, our Compensation Committee approved modest salary increases for each of the Named Executive Officers for fiscal year 2010.

Bonuses

We intend that bonuses paid to our Named Executive Officers will reward them for the achievement of successful financial performance over a relatively short period of time (typically one fiscal year). The bonuses of our Named Executive Officers are determined in the sole discretion of the Compensation Committee, after receiving recommendations from our Principal Executive Officer. Although the Company does not set specific Company or individual performance targets for purposes of determining the bonuses, the total amount of the annual bonuses paid to our salaried employees (except for store managers) has historically been correlated with the amount of our earnings before interest, taxes, depreciation and amortization, or EBITDA, and has historically been set at or about five percent of our EBITDA. Specifically, since the Company’s initial public offering in 2002, the bonus pool has ranged from a low of 4.6% of EBITDA to a high of 5.3%. For 2009, the bonus pool was 5.3% of EBITDA. In addition, in recent years, approximately one-third of this bonus expense has been for the Named Executive Officers; however this percentage was reduced in 2008 and 2009 as described below.

The Committee varies the bonus pool as a percentage of EBITDA (as well as the percentage of the bonus pool allocable to Named Executive Officers) slightly from year to year based on a variety of factors, including but not limited to the number of salaried employees who will be paid from the bonus pool and the Company’s actual EBITDA. If EBITDA is abnormally low compared with historical patterns, the Compensation Committee may set the overall bonus pool as a percentage of EBITDA at slightly above 5% in order to allow the Company to pay most salaried employees amounts determined to be reasonable while still reflecting a reduction in the overall bonus pool (and absolute amounts of the bonuses) in light of the lower EBITDA. The converse may be true in years where EBITDA is abnormally high compared with historical patterns. For example, due to the general economic climate (and the weak consumer spending environment in particular), the Company’s EBITDA was substantially lower in

2008 and 2009 in comparison to prior years. Consequently, although the bonus pool as a percentage of EBITDA was 5.1% for 2008 and 5.3% for 2009, the absolute size of the pool decreased substantially from prior years (to approximately $2.4 million for 2008 and $3.0 million for 2009, as compared to approximately $3.6 million for 2007 and approximately $3.8 million for 2006). This naturally resulted in substantial reductions of bonuses for Named Executive Officers for 2008 and 2009 as compared to 2007 and prior years. In addition, the Compensation Committee determined that these reductions in bonuses for 2008 and 2009 should be borne somewhat disproportionately by the senior executive officers, including Named Executive Officers, in part to protect various lower salaried employees. As a result, the Named Executive Officers’ percentage of these reduced overall bonus pools decreased from 37.4% for 2007 to 28.7% for 2008 and 27.9% for 2009.

Bonus payments to each of our Named Executive Officers are based on his individual contributions to the success of our business for the year, and fairness and proportionality of the Named Executive Officer’s compensation when compared with the compensation for the year of our Chief Executive Officer and the other Named Executive Officers, as determined by the Compensation Committee in its discretion. These practices have been essentially uniform for the past ten years. We believe that the bonuses paid to our Named Executive Officers are at or below the median range of bonuses paid by other companies in the market with whom we compete for talent.

Long-Term Incentive Compensation (Equity Awards)

We believe that awards of stock options to Named Executive Officers provide a valuable long-term incentive for them, and help align their interests with the stockholders’ interests. We believe that stock options are a vital component of our philosophy of compensating Named Executive Officers for successful results, as they can realize value on their stock options only if the stock price increases, and the long-term incentive of stock options is important in realizing our goal of continuity and stability of our executive team. In view of the relatively modest amount of bonuses that we pay to our Named Executive Officers, stock options are a particularly important component of rewarding them for successful results.

We also believe that unvested options are a major tool to encourage employee retention. Accordingly, our stock option grants to our Named Executive Officers generally vest over a four year period.

We periodically grant stock options to some or all of our Named Executive Officers, typically in connection with their annual performance and compensation reviews. We do not necessarily grant stock options to our Named Executive Officers annually — we want our Named Executive Officers to understand that a grant of stock options is not an entitlement. Our Compensation Committee determines the size of each option grant, after receiving recommendations from our Principal Executive Officer. In determining the size of option grants to executive officers, consideration is given to the value of total direct compensation, Company and individual performance, the number and value of stock options previously granted to the executive officer and the relative proportion of long-term incentives within the total compensation mix. Our Compensation Committee generally considers option grants to Named Executive Officers and other existing employees at committee meetings which coincide with the employees’ annual performance and compensation reviews, and the exercise price of each stock option granted is the closing price of our stock on the day of the meeting. The Compensation Committee considers grants to select newly-hired executives at its regularly-scheduled quarterly committee meeting following the date of hire, and the exercise price of each stock option granted to a newly-hired executive is the closing price of our stock on the day of the meeting. We do not intend to grant options while in possession of material non-public information, except pursuant to a pre-existing policy under which options are granted on fixed dates of our annual stockholders meeting (in the case of grants to certain of our directors who are not Named Executive Officers) or of Compensation Committee meetings. Our Compensation Committee meetings which coincide with the employees’ annual performance and compensation reviews, and at which our Compensation Committee considers grants to Named Executive Officers who are not newly-hired, are scheduled to coincide with trading windows for our common stock. Although the long-term incentive represented by grants of stock options is a major component of the compensation of our Named Executive Officers, we believe that the size of option grants to our Named Executive Officers is relatively modest when compared to the size of option grants to similar officers of other companies in the market with whom we compete for talent.

Our shareholder-approved equity compensation plan permits a variety of equity awards. For the last few years we have considered whether to grant awards other than stock options as part of our long term incentive compensation strategy. In March 2008, for the first time, we granted restricted stock to certain of our Named Executive Officers. The restricted stock is subject to a four-year vesting schedule, which will be accelerated upon certain change of control events. We granted restricted stock as a further enhancement to retention, as restricted stock generally maintains value during short-term cyclical downturns in our stock price or our industry as compared to stock options which may not. We note that the inclusion of restricted stock as a component of equity compensation for officers is a trend among public companies. As in prior years, in March 2008 we also awarded stock options to our Named Executive Officers. We granted stock options (but not restricted stock) to our Named Executive Officers in March 2009. In March 2010 we granted restricted stock (but not stock options) to our Named Executive Officers. This restricted stock is also subject to a four-year vesting schedule, which will be accelerated upon certain change of control events. We will continue to evaluate which equity award vehicles achieve the best balance between continuing our successful practice of providing equity-based compensation and creating and maintaining long term shareholder value. We believe that the value of our equity awards on an annualized basis to our Named Executive Officers is reasonable and appropriate when compared with the size of equity awards to executives of other companies with whom we compete for talent.

Change in Control Payments

Our Named Executive Officers generally do not have employment agreements that provide that they will receive payments if we undergo a change in control. The employment agreement of our Principal Executive Officer contains a change in control provision. This provision permits him to receive the change in control payments if he leaves for any reason within six months after the change in control. The Principal Executive Officer must resign to receive the change in control payments, so this provision is not a true “single trigger” provision. The reason for this provision is that a change in control of a publicly traded corporation would almost invariably affect the powers, role, and reporting relationships of its principal executive officer. If a change in control of our Company occurs, our Principal Executive Officer’s employment agreement gives him the right to depart from the Company and receive the change in control payments if he deems his position to have been negatively affected by the change in control, without the need to demonstrate an objective, adverse effect such as reduction in compensation. If the change is not negative, the employment agreement allows him to stay with the Company and no severance payments will be made. We believe this provision is desirable from our standpoint because it enables our Principal Executive Officer to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, without undue concern for his own personal interests.

Our Principal Executive Officer’s employment agreement also contains provisions for payment on dismissal without “cause” or quitting for “good reason,” which could apply after as well as before a change in control. In March 2009, this employment agreement was amended whereby our Principal Executive Officer voluntarily agreed to reduce his lump sum severance payment for these termination events. See “— Employment Agreements and Change in Control Provisions.”

We have entered into a severance agreement with our Senior Vice President and Chief Financial Officer, or our Principal Financial Officer, which provides that he will receive certain payments if we terminate his employment other than for “cause.” These provisions can operate after as well as before a change in control. These provisions were the result of arm’s length negotiations between us and our Principal Financial Officer when we hired him.

We will not provide gross up payments to our Principal Executive Officer or Principal Financial Officer if they receive payments in connection with a change in control which would cause them to be subject to the excise tax of Internal Revenue Code Section 4999, which we refer to as the Golden Parachute Excise Tax. On the contrary, the employment agreement of our Principal Executive Officer provides that payments in connection with the change in control will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax. We do not expect that any payments made to our Principal Financial Officer will be large enough to trigger the Golden Parachute Excise Tax.

In addition, the vesting of all stock options and restricted stock granted to our executive officers and directors under the 2007 Plan will accelerate upon a change of control of the Company.

All Other Compensation

All other compensation to our Named Executive Officers includes, among other things, Company contributions and other allocations made on behalf of the individuals under the Company’s defined contribution plan. We have also provided perquisites to our Named Executive Officers that have an annual incremental cost to us of $10,000 or more, which consist of the value attributable to personal use of Company-provided automobiles.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Steven G. Miller	2009	$473,000	$305,000		$81,774			$27,794	$887,568
Chairman of the Board,	2008	$470,308	$250,000		$85,989			$32,468	$838,765
President and Chief Executive Officer	2007	$457,615	$500,000		$0			$30,879	$988,494
Barry D. Emerson	2009	$325,000	$135,000		$32,710			$23,932	$516,642
Senior Vice President, Chief	2008	$322,308	$110,000	$79,100	$57,326			$26,958	$595,692
Financial Officer and	2007	$310,961	$175,000		$106,982			$27,639	$620,582
Treasurer
Thomas J. Schlauch	2009	$270,000	$163,000		$32,710			$22,953	$488,663
Senior Vice President, Buying	2008	$268,115	$134,000	$23,730	$25,797			$29,072	$480,714
	2007	$259,769	$214,000		$0			$24,691	$498,460
Richard A. Johnson	2009	$244,000	$149,000		$32,710			$23,762	$449,472
Executive Vice President	2008	$242,115	$122,000	$23,730	$25,797			$28,720	$442,362
	2007	$233,769	$194,000		$0			$25,485	$453,254
Gary S. Meade	2009	$209,000	$84,000		$32,710			$21,137	$346,847
Senior Vice President, General	2008	$207,115	$69,000	$23,730	$25,797			$27,337	$352,979
Counsel and Secretary	2007	$198,769	$110,000		$0			$25,085	$333,854

(1)	The amounts in this Salary column reflect amounts actually earned in the applicable fiscal year. Such amounts reflect a blended amount based on the base salary in effect prior to any annual salary increase (which typically occurs in March of each year) and the higher base salary for the remainder of the year. No such increase occurred in fiscal 2009. However, each of the Named Executive Officers received salary increases that were effective March 22, 2010, resulting in the following annual salaries:

Steven G. Miller: $485,000 Barry D. Emerson: $333,000 Thomas J. Schlauch: $276,000 Richard A. Johnson: $250,000 Gary S. Meade: $214,500

(2)	The dollar value of Stock Awards shown represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the Company’s common stock price on the grant dates and without any adjustment for estimated forfeitures. Each Stock Award entitles the Named Executive Officer to receive one share of our common stock at the time of vesting without the payment of an exercise price or other cash consideration. The amounts reported in the “Stock Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value that a Named Executive Officer will realize on each Stock Award will depend on the price per share of our common stock at the time shares underlying the Stock Awards are sold.

(3)	The dollar value of Option Awards shown represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, on the basis of the fair value of the option on the grant dates and without any adjustment for estimated forfeitures. Each Option Award entitles the Named Executive Officer to purchase one share of our common stock at the time of vesting upon payment of the applicable exercise price. The amounts reported in the “Option Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value, if any, that a Named Executive Officer may realize with respect to each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold.

(4)	The amounts in the All Other Compensation column include (a) the value attributable to personal use of a Company-provided automobile, which in 2009 were the following amounts: Mr. Miller: $18,654, Mr. Emerson: $13,084, Mr. Schlauch: $13,987, Mr. Johnson: $14,843, and Mr. Meade: $12,280, (b) Company contributions and other allocations made on behalf of the individual under the Company’s defined contribution plan, which in 2009 were the following amounts: Mr. Miller: $8,480, Mr. Emerson: $10,262, Mr. Schlauch: $8,480, Mr. Johnson: $8,480, and Mr. Meade: $8,480, and (c) Company payments of group term life insurance premiums for the individual, which in 2009 were the following amounts: Mr. Miller: $660, Mr. Emerson: $586, Mr. Schlauch: $486, Mr. Johnson: $439, and Mr. Meade: $377.

Stock Options and Equity Compensation

Effective April 24, 2007 the Board of Directors adopted our 2007 Plan, which replaced and superseded our 2002 Stock Incentive Plan (the “2002 Plan). The 2007 Plan was approved by our stockholders at our 2007 annual meeting of stockholders. The aggregate amount of shares authorized for issuance under the 2007 Plan is 2,399,250 (the same number of shares that remained available for grant under the 2002 Plan as of April 24, 2007) plus any shares that had been subject to outstanding awards as of April 24, 2007 under the 2002 Plan that are or were forfeited or cancelled, or otherwise expire, after the April 24, 2007 effective date of the 2007 Plan.

The 2007 Plan is administered by our Compensation Committee. The Compensation Committee has broad discretion and power in operating the 2007 Plan and in determining which of our employees, directors, and consultants shall participate, and the terms of individual awards. Awards under the 2007 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing. Any shares that are subject to awards of options or stock appreciation rights shall be counted against this limit as one share for every one share granted. Awards of restricted stock and other awards that are not awards of stock options or stock appreciation rights (including shares delivered in settlement of dividend rights) shall be counted against this limit as 2.5 shares for every share granted. The aggregate number of shares available under the 2007 Plan and the number of shares subject to outstanding options and stock appreciation rights will be increased or decreased to reflect any changes in the outstanding common stock of the Company by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction. If any shares subject to an award under the 2007 Plan or the 2002 Plan described below are forfeited or expire, or are terminated without issuance of shares, the shares shall again be available for award under the 2007 Plan. Any shares that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights granted under the 2007 Plan or the 2002 Plan and as 2.5 shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2007 Plan.

Under the 2007 Plan, no participant may be granted in any fiscal year of the Company (a) options or stock appreciation rights with respect to more than 500,000 shares, (b) restricted stock, performance awards or other stock unit awards that are denominated in shares with respect to more than 250,000 shares, or (c) performance awards or stock unit awards that are valued by reference to cash having a maximum dollar value of more than $2,000,000.

Under the 2007 Plan, the exercise price for an option or stock appreciation right cannot be less than 100% of the fair market value of the underlying shares on the grant date. The 2007 Plan does not permit the repricing of options or stock appreciation rights.

At April 26, 2010, net of cancellations and forfeitures, options to purchase 840,925 shares had been issued and 279,700 shares of restricted stock had been awarded under the 2007 Plan. Also, at April 26, 2010, 74,900 shares had been transferred from the 2002 Plan to the 2007 Plan as described above, leaving 1,304,700 shares available for additional grants under the 2007 Plan. At April 26, 2010, 840,925 shares remained subject to outstanding options under the 2007 Plan.

Prior to the adoption of the 2007 Plan, our equity-based awards were principally made under the 2002 Plan, which was adopted by our board and approved by our shareholders in 2002 before our initial public offering. The 2002 Plan was administered by our Compensation Committee. Awards under the 2002 Plan consisted solely of stock options, and the exercise price of all options that were issued under the 2002 Plan was 100% of the fair market value of the underlying shares on the grant date.

On approval of the 2007 Plan by our shareholders in June 2007, the 2002 Plan was terminated, and no new awards were thereafter made under the 2002 Plan. However, awards previously granted continue to be outstanding under their terms. If any option outstanding under the 2002 Plan is forfeited, expires, or is terminated without issuance of the underlying shares, the underlying shares shall become available for grant under the 2007 Plan as discussed above. As of April 26, 2010, there remained options to purchase 1,021,250 shares of common stock outstanding under the 2002 Plan.

Grants of Plan-Based Awards in Fiscal 2009

									All
								All	Other
								Other	Option
								Stock	Awards:		Grant Date
								Awards:	Number	Exercise	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts			Number	of	or Base	of Stock
		Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	and
		Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	($)

Steven G. Miller	3/2/2009								45,000	$4.82	$1.8172
Chairman of the Board, President and Chief Executive Officer

Barry D. Emerson	3/2/2009								18,000	$4.82	$1.8172
Senior Vice President, Chief Financial Officer and Treasurer

Thomas J. Schlauch	3/2/2009								18,000	$4.82	$1.8172
Senior Vice President, Buying

Richard A. Johnson	3/2/2009								18,000	$4.82	$1.8172
Executive Vice President

Gary S. Meade	3/2/2009								18,000	$4.82	$1.8172
Senior Vice President, General Counsel and Secretary

(1)	These options vest in four equal annual installments beginning on March 2, 2010, except for Mr. Miller’s options, which vest in forty-eight equal monthly installments beginning on April 1, 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
			Equity					Awards:	or Payout
			Incentive					Number	Value of
			Plan					of	Unearned
			Awards:					Unearned	Shares,
	Number of	Number of	Number				Market Value	Shares,	Units or
	Securities	Securities	of Securities			Number of	of Shares	Units	Other
	Underlying	Underlying	Underlying			Shares or	or Units of	or Other	Rights
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Stock	Rights That	That
	Options	Options	Unearned	Exercise	Option	That Have	That Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	(#)(1)	(#)(1)	(#)	($)	Date	(#)	($)(2)	(#)	($)

Steven G. Miller	30,000	0		$10.32	2/11/2013
Chairman of the	30,000	0		$24.61	2/13/2014
Board, President	28,125	1,875		$19.12	3/13/2016
and Chief Executive Officer	13,750	16,250		$8.95	3/3/2018
	9,375	35,625		$4.82	3/2/2019
Barry D. Emerson	50,000	0		$25.05	9/12/2015	7,500	$128,850
Senior Vice	15,000	5,000		$19.12	3/13/2016
President, Chief	5,000	5,000		$25.22	3/12/2017
Financial Officer	5,000	15,000		$8.95	3/3/2018
and Treasurer	0	18,000		$4.82	3/2/2019
Thomas J. Schlauch	10,000	0		$24.61	2/13/2014	2,250	$38,655
Senior Vice	9,000	3,000		$19.12	3/13/2016
President, Buying	2,250	6,750		$8.95	3/3/2018
	0	18,000		$4.82	3/2/2019
Richard A. Johnson	10,000	0		$24.61	2/13/2014	2,250	$38,655
Executive Vice	9,000	3,000		$19.12	3/13/2016
President	0	6,750		$8.95	3/3/2018
	0	18,000		$4.82	3/2/2019
Gary S. Meade	10,000	0		$10.32	2/11/2013	2,250	$38,655
Senior Vice	10,000	0		$24.61	2/13/2014
President, General	9,000	3,000		$19.12	3/13/2016
Counsel and Secretary	0	6,750		$8.95	3/3/2018
	0	18,000		$4.82	3/2/2019

(1)	The vesting dates of the options reported in the second and third columns are as follows: Mr. Miller’s options vest in forty-eight equal monthly installments, beginning on March 1, 2003, March 1, 2004, April 1, 2006, April 1, 2008 and April 1, 2009, respectively; Mr. Emerson’s options vest in four equal annual installments, beginning on September 12, 2006, March 13, 2007, March 12, 2008, March 3, 2009 and March 2, 2010, respectively; Mr. Schlauch’s and Mr. Johnson’s options vest in four equal annual installments beginning February 13, 2005, March 13, 2007, March 3, 2009 and March 2, 2010, respectively; and Mr. Meade’s options vest in four equal annual installments, beginning on February 11, 2004, February 13, 2005, March 13, 2007, March 3, 2009 and March 2, 2010, respectively.

(2)	The amounts in the Market Value of Shares column are the fair market value of the shares on January 3, 2010, based upon our most recent closing stock price as of that date of $17.18.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Steven G. Miller
Chairman of the Board, President and Chief Executive Officer
Barry D. Emerson			2,500	$15,200
Senior Vice President, Chief Financial Officer and Treasurer
Thomas J. Schlauch			750	$4,560
Senior Vice President, Buying
Richard A. Johnson	12,250	$93,075	750	$4,560
Executive Vice President
Gary S. Meade	2,250	$15,435	750	$4,560
Senior Vice President, General Counsel and Secretary

Employment Agreements and Change in Control Provisions

The Company has an employment agreement with Mr. Steven G. Miller, who currently serves as Chairman of the Board, President and Chief Executive Officer. His original agreement was executed in 2002 prior to our becoming a publicly-traded company.

In December 2008, the agreement was amended and restated for the principal purpose of complying with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and guidance. In general, the changes reflected in that restatement related to the timing of payments to Mr. Miller under his employment agreement following certain events. The restatement also updated various other provisions, including to conform Mr. Miller’s base salary to his current base salary, but did not materially affect the scope or amounts of compensation or benefits that Mr. Miller is entitled to receive under his agreement.

In March 2009, in an effort to align Mr. Miller’s severance package more closely with current standards, the employment agreement was further amended whereby Mr. Miller agreed to reduce the lump sum severance payment he is to receive upon certain termination events from four years annual compensation to three years annual compensation. In addition, the amendment revised the method of determining such annual compensation for that purpose as provided below.

Steven G. Miller’s employment agreement provides that he will serve as Chairman of the Board of Directors, Chief Executive Officer and President for a term of four years from any given date, such that there shall always be a minimum of at least four years remaining under his employment agreement. The employment agreement provides for Mr. Miller to receive an annual base salary of $473,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan to be established by the Compensation Committee. His annual base salary was not increased for fiscal 2009, but was increased to $485,000 per year effective March 22, 2010. In practice, his bonuses have been determined in the discretion of the Compensation Committee. Mr. Miller is also entitled to use of a Company automobile. In addition, as long as Mr. Miller serves as an officer, the Company will use its best efforts to ensure that he continues to serve on the Company’s Board of Directors and on the Board of Directors of the Company’s wholly-owned subsidiary, Big 5 Corp.

If Steven G. Miller’s employment is terminated due to his death, the employment agreement provides for accelerated vesting of options that would have been exercisable during the 24 months following the termination date and the continuation of family medical benefits for the four years following the termination date. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination due to death, assuming that the termination occurred on January 3, 2010 and based upon our most recent closing stock price as of that date of $17.18.

Table Showing Benefits on a Termination Due to Death

		Value of Option	Value of Medical
Name	Cash Severance	Acceleration	Continuation	Total

Steven G. Miller		$401,550	$46,973	$448,523

If Steven G. Miller’s employment is terminated due to his disability, the employment agreement provides that the Company will pay Mr. Miller as a lump sum severance payment an amount equal to his base salary for two years and an additional amount equal to two times the greater of (i) his last annual cash bonus or (ii) the average annual cash bonus paid during the last three fiscal years. In addition, the employment agreement provides for accelerated vesting of options that would have been exercisable during the 24 months following the termination date and the continuation of specified benefits for the four years following the termination date. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination due to disability, assuming that the termination occurred on January 3, 2010 and based upon our most recent closing stock price as of that date of $17.18.

Table Showing Benefits on a Termination Due to Disability

		Value of Option	Value of Medical	Value of
Name	Cash Severance	Acceleration	Continuation	Perquisites(1)	Total

Steven G. Miller	$1,846,000	$401,550	$66,504	$74,616	$2,388,670

(1)	The amount in the Value of Perquisites column includes the value attributable to personal use of a Company-provided automobile in the annual amount of $18,654 for four years.

If Steven G. Miller terminates the employment agreement for good reason at any time, or for any reason within six months of a change in control, or if the Company terminates the employment agreement without cause at any time, the employment agreement provides the Company will pay Mr. Miller as a lump sum severance payment an amount equal to three times his annual compensation. For this purpose, Mr. Miller’s annual compensation will be deemed to equal the average annual compensation received by Mr. Miller for each of the five years immediately preceding the year in which the termination date falls, as reflected on Mr. Miller’s Forms W-2 for those years. In addition, the employment agreement provides for accelerated vesting of all of his options and the continuation of specified benefits for the four years following the termination date. However, the employment agreement provides that payments in connection with the change in control will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax of Internal Revenue Code Section 4999. Prior to the amendment of Mr. Miller’s employment agreement in March 2009, his agreement provided for a lump sum severance payment under the above circumstances equal to his base salary for four years and an additional amount equal to four times the greater of (i) his last annual cash bonus or (ii) the average annual cash bonus paid during the three fiscal years preceding the termination date. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination by Mr. Miller for good reason or due to a change in control or a termination by the Company without cause, assuming that the termination occurred on January 3, 2010 and based upon our most recent closing stock price as of that date of $17.18.

Table Showing Benefits on a Termination by the Employee for Good Reason or Due to a Change in
Control or a Termination by the Company Without Cause

		Value of Option	Value of Medical	Value of
Name	Cash Severance	Acceleration	Continuation	Perquisites(1)	Total

Steven G. Miller(2)	$2,864,307	$574,063	$66,504	$74,616	$3,579,490

(1)	The amount in the Value of Perquisites column includes the value attributable to personal use of a Company-provided automobile in the annual amount of $18,654 for four years.

(2)	Payments in connection with a change in control may be less than those shown in this table, since Mr. Miller’s employment agreement provides such payments will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax of Internal Revenue Code Section 4999.

If Steven G. Miller terminates the employment agreement without good reason or the Company terminates the employment agreement for cause, Mr. Miller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation pay.

The employment of our Principal Financial Officer, Mr. Barry D. Emerson, with us is governed by an employment offer letter dated August 16, 2005, which is referred to as the Offer Letter. The Offer Letter provided for Mr. Emerson to receive a starting annual base salary of $275,000 and a minimum starting annual bonus of $125,000, to be paid in the first quarter of 2006 and prorated based upon the period of employment during the 2005 fiscal year. He received an annual bonus in the amount of $100,000 in March 2006. Mr. Emerson’s annual base salary has since been increased to $325,000 in 2008 (which remained in effect during 2009), and to $333,000 effective March 22, 2010. His annual incentive bonuses have been set in the discretion of the Compensation Committee from the overall bonus pool. Pursuant to the Offer Letter, on the first day of his employment, Mr. Emerson received a stock option grant to acquire 50,000 shares of the Company’s common stock, at an exercise price of $25.05 per share, which vests 25% per year over four years and has a term of ten years. In addition, the Offer Letter provides that Mr. Emerson receives use of a Company automobile, and is eligible for future stock option grants, comparable to those provided to other senior vice presidents of the Company.

Pursuant to the Offer Letter, we and Mr. Emerson have entered into a severance agreement that provides that his employment is “at will” but that, if we terminate his employment other than for “cause” (as defined in the severance agreement), Mr. Emerson will receive a severance package which will include one year’s base salary and one year’s health coverage for him and his family. Payment of the severance benefit is conditioned upon the execution of a release by Mr. Emerson of all claims he may have against us. The table below reflects the estimated amount of payments and other benefits payable under Mr. Emerson’s severance agreement, assuming that the termination occurred on January 3, 2010.

Table Showing Benefits on a Termination Other than for Cause

		Value of Medical
Name	Cash Severance	Continuation	Total

Barry D. Emerson	$325,000	$16,626	$341,626

Compensation of Directors

Our Board of Directors sets directors’ compensation based on its review of publicly-available information about what other companies pay their directors.

Directors who are also employees of the Company are compensated as officers of the Company and receive no additional compensation for serving as directors.

Effective April 2007, non-employee directors receive an annual retainer of $30,000 for service on the Board of Directors, plus $2,500 for attendance at each regularly scheduled meeting of the Board of Directors or each committee meeting not otherwise held on the day of a board meeting or other committee meeting, $1,000 for attendance at each committee meeting held on the day of a board meeting or other committee meeting, and $1,000 for attendance by telephone at any specially called telephonic board meeting or committee meeting. The Chairs of the Audit Committee, Compensation Committee and Nominating Committee receive additional annual retainers of $10,000, $7,500 and $5,000, respectively. In addition, the Company has adopted a policy pursuant to which each non-employee director is initially granted options to purchase 10,000 shares of the Company’s common stock and is annually granted additional options to purchase 3,000 shares of such stock and annually granted 3,000 restricted shares of the Company’s common stock. The options are to have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and both the options and the restricted shares vest in four equal annual installments. Annual grants have been and will be made on the date of the Company’s annual meeting of stockholders. Directors are also reimbursed for all out-of-pocket expenses incurred in attending such meetings. Dr. Miller has waived his right to receive his director fees, stock options and restricted stock.

Director Compensation for Fiscal 2009

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(3)	($)(2)(3)	($)	($)	($)	($)

Sandra N. Bane	$51,500	$39,510	$19,523				$110,533
G. Michael Brown	$55,000	$39,510	$19,523				$114,033
Jennifer Holden Dunbar	$58,500	$39,510	$19,523				$117,533
David R. Jessick	$56,000	$39,510	$19,523				$115,033
Michael D. Miller

(1)	The dollar value of Stock Awards shown represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the Company’s common stock price on the grant dates and without any adjustment for estimated forfeitures. Each Stock Award entitles the director to receive one share of our common stock at the time of vesting without the payment of an exercise price or other cash consideration. The amounts reported in the “Stock Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value that a director will realize on each Stock Award will depend on the price per share of our common stock at the time shares underlying the Stock Awards are sold.

(2)	The dollar value of Option Awards shown represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, on the basis of the fair value of the option on the grant dates and without any adjustment for estimated forfeitures. Each Option Award entitles the director to purchase one share of our common stock at the time of vesting upon payment of the applicable exercise price. The amounts reported in the “Option Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value, if any, that a director may realize with respect to each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold.

(3)	Prior to 2008, our non-employee directors other than Dr. Miller received annual stock option awards and, commencing in 2008, a combination of stock option and restricted stock awards. The following table shows, as of January 3, 2010, the total number of shares of our common stock subject to unvested restricted stock and vested and unvested stock option awards outstanding for each non-employee director:

	Total Restricted	Total Option
	Stock Awards	Awards
Director	Outstanding	Outstanding

Sandra N. Bane	5,250	32,000
G. Michael Brown	5,250	32,000
Jennifer Holden Dunbar	5,250	32,000
David R. Jessick	5,250	27,000
Michael D. Miller	0	0

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon review of copies of Section 16(a) reports furnished to the Company during or with respect to the year ended January 3, 2010, the Company believes that all Section 16(a) reporting requirements were met during fiscal 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Procedures

Our Audit Committee’s written charter requires that the Audit Committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K. The written Audit Committee Meeting Planner prepared and approved by the Audit Committee provides that this will occur annually at the first quarterly Audit Committee meeting each year and at such other times as needed. During each such review, the Company’s General Counsel discusses the requirements of Item 404 of Regulation S-K and reports on all related party transactions or arrangements that have been determined to require review, following which the Audit Committee formally approves or disapproves each such transaction or arrangement. The items described below were approved by the Audit Committee following this policy and procedure, except for those payments or transactions consummated pursuant to agreements that were entered into prior to our initial public offering and the establishment of the Audit Committee, which occurred in 2002.

The Company has no formal policy regarding the standards to be applied by the Audit Committee in determining whether to approve or disapprove related party transactions. However, in determining whether a proposed related party transaction is in the best interests of the Company and whether to approve or disapprove the transaction, our Audit Committee has generally considered, among other factors, the terms that it believed would be available to the Company in an arms’ length transaction with an unrelated third party. In particular, the Audit Committee has historically required that (i) the terms of the relevant transaction be, in the opinion of the Audit Committee, no less favorable to the Company than those likely to be available from an unaffiliated third party and (ii) the Company would be expected to obtain a comparable or more favorable result than it would in an arms’ length transaction with an unrelated third party. In applying this standard, the Audit Committee also considers whether the transaction would be conducted in the same manner as it would be for such an unrelated third party. Other factors typically considered by the Audit Committee in making such determination include the benefit of the transaction to the Company (including the cost, nature, quantity and quality of the goods or services involved), and the terms, conditions and circumstances of the transaction. In making such a determination, the Audit Committee relies on information provided to it by Company management as well as the general knowledge and experience of Audit Committee members.

Fiscal 2009 Transactions

G. Michael Brown is a director of the Company and a partner of the law firm of Musick, Peeler &Garrett LLP. From time to time, the Company retains Musick, Peeler & Garrett LLP to handle various litigation matters. The Company received services from the law firm of Musick, Peeler & Garrett LLP amounting to $0.5 million in fiscal year 2009, and amounts due to Musick, Peeler & Garrett LLP totaled $22,000 as of January 3, 2010.

Prior to his death in fiscal 2008, the Company had an employment agreement with Robert W. Miller (“Mr. Miller”), co-founder of the Company and the father of Steven G. Miller, Chairman of the Board, President, Chief Executive Officer and a director of the Company, and Michael D. Miller, a director of the Company. The employment agreement provided for Mr. Miller to receive an annual base salary of $350,000. The employment agreement further provided that, following his death, the Company will pay his surviving wife $350,000 per year and provide her specified benefits for the remainder of her life. During fiscal 2009, the Company made a payment of $350,000 to Mr. Miller’s wife. The Company recognized expense of $0.4 million in fiscal 2009 to provide for a liability for the future obligations under this agreement. Based upon actuarial valuation estimates related to this agreement, the Company recorded a liability of $1.8 million as of January 3, 2010.

Bradley A. Johnson, the son of Richard A. Johnson, the Company’s Executive Vice President, is employed by the Company as a Buyer. For his services in 2009, Mr. Johnson earned cash compensation (salary and bonus) of $143,635, received employee benefits customary for similarly-situated Company employees, and was awarded options to purchase 4,000 shares of Company common stock (vesting over 4 years). The salary and bonus received by Bradley A. Johnson is consistent with those paid to other Company employees with similar responsibilities.

In addition to the indemnification provisions contained in the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts (collectively, “Liabilities”) incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at the Company’s request, if the applicable director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. These agreements also require the Company to advance expenses incurred by any of its directors or executive officers in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. In fiscal 2009, the Company did not advance any amounts to directors and executive officers under this provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 26, 2010 by:

•	each of the Named Executive Officers in the Summary Compensation Table on page 17;

•	each of the Company’s directors;

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% the Company’s common stock; and

•	all current directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 21,756,162 shares of common stock outstanding as of April 26, 2010.

	Beneficial Ownership
	of Common Stock
Name(1)	Shares		Percent (%)(2)

Steven G. Miller	1,300,169	(3)	5.94
Sandra N. Bane	32,750	(4)		*
G. Michael Brown	32,000	(5)		*
Jennifer Holden Dunbar	45,143	(6)		*
David R. Jessick	27,750	(7)		*
Michael D. Miller	200,000	(8)		*
Barry D. Emerson	104,589	(9)		*
Richard A. Johnson	169,676	(10)		*
Gary S. Meade	53,705	(11)		*
Thomas J. Schlauch	42,455	(12)		*
All directors and executive officers as a group (12 persons)	2,079,438	(13)	9.36

5% Stockholders
Blackrock Inc.(14)	1,692,970		7.78
FMR LLC(15)	1,390,567		6.39
Sagard Capital Partners, L.P(16)	1,686,713		7.75
Stadium Capital Management, LLC(17)	3,019,007		13.88

*	Indicates less than 1%.

To the Company’s knowledge, none of the shares held by directors and executive officers have been pledged as security for any obligation.

(1)	The address for each stockholder is 2525 East El Segundo Boulevard, El Segundo, California 90245, except as otherwise indicated below.

(2)	Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 26, 2010 are deemed to be outstanding and beneficially owned by the person holding such options or who otherwise has beneficial ownership thereof for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 790,000 shares of common stock held by Steven G. Miller and Jacquelyne G. Miller, as trustees of the Steven G. Miller and Jacquelyne G. Miller Trust dated September 13, 1990, 374,232 shares of common stock held by Robert W. and Florence Miller Family Partners, L.P., of which Steven G. Miller is a limited partner and shares dispositive power with respect to the shares pursuant to a trading authorization dated November 12, 2004 executed by Robert W. Miller and Florence H. Miller, as general partners, and 120,937 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010. Mr. Miller disclaims beneficial ownership in the shares owned by Robert W. and Florence Miller Family Partners, L.P. except to the extent of his pecuniary interest therein. Jacquelyne G. Miller shares beneficial ownership of the 790,000 shares of common stock held by the Steven G. Miller and Jacquelyne G. Miller Trust dated September 13, 1990.

(4)	Includes 26,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(5)	Includes 26,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(6)	Includes 13,143 shares of common stock held by Jennifer Holden Dunbar, Trustee of the Lilac II Trust dated June 28, 2000 and 26,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(7)	Includes 21,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(8)	Represents 200,000 shares of common stock held by Michael D. Miller, Trustee of the Miller Living Trust dated December 11, 1997.

(9)	Includes 400 shares of common stock held by family members residing with Mr. Emerson and 92,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(10)	Includes 28,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(11)	Includes 38,750 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(12)	Includes 5,000 shares of common stock held by Thomas J. Schlauch, Trustee of the Schlauch Family Trust and 31,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2010.

(13)	Includes 456,937 shares which the directors and executive officers may be deemed to have beneficial ownership with respect to options to purchase the Company’s common stock exercisable within 60 days of April 26, 2010.

(14)	The address for Blackrock Inc. is 40 East 52nd Street, New York, NY 10022, as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010 by the reporting person. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G.

(15)	The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109, as reported in the Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. According to the Schedule 13G, the reporting person is the beneficial owner of 1,258,957 shares of the Company’s common stock as a result of acting as an investment advisor of various investment companies. The reporting person, along with Edward C. Johnson 3rd (the Chairman), have the power to dispose of such shares. In addition, the reporting person and Edward C. Johnson 3rd each have dispositive power over an additional 131,610 shares of Company common stock held by Pyramis Global Advisors Trust. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G.

(16)	The address for Sagard Capital Partners, L.P. is 325 Greenwich Avenue, Greenwich CT 06830, as reported in the Schedule 13D filed with the Securities and Exchange Commission on March 6, 2008 and amended on

March 26, 2008 and April 21, 2008 (as so amended, the “Schedule 13D”). According to Item 3 of the Schedule 13D, Sagard Capital Partners, L.P. is the direct owner of the securities. Sagard Capital Partners GP, Inc. (the stockholder’s general partner) and Sagard Capital Partners Management Corporation (the stockholder’s manager) have shared beneficial ownership of the same securities by virtue of their relationship to the stockholder. In addition, Power Corporation of Canada and Mr. Paul G. Desmarais, by virtue of their direct and indirect securities holdings, may be deemed to control each of the aforementioned entities. Stockholder’s holdings are based upon the holdings disclosed in the Schedule 13D.

(17)	The address for Stadium Capital Management, LLC is 19785 Village Office Court, Suite 101, Bend, OR 97702, as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010. According to the Schedule 13G/A, Stadium Capital Management, LLC is an investment adviser whose clients, including Stadium Relative Value Partners, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported above. Stadium Relative Value Partners has such a right with respect to 2,286,350 of the 3,019,007 shares reported above. Alexander M. Seaver and Bradley R. Kent are the managing members of Stadium Capital Management, LLC, and Stadium Capital Management, LLC is the general partner of Stadium Relative Value Partners. Stockholder’s holdings are based upon the holdings disclosed in the Schedule 13G/A.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of January 3, 2010. For a description of the material features of these plans, see “Executive and Director Compensation and Related Matters — Stock Options and Equity Compensation.”

Number of
Securities
Remaining
	Number of		Available for
	Securities to be		Future Issuance
	Issued Upon	Weighted-	Under Equity
	Exercise of	Average Exercise	Compensation
	Outstanding	Price of	Plans (Excluding
	Options,	Outstanding	Securities
	Warrants and	Options, Warrants	Reflected in
Plan category	Rights	and Rights	the First Column)

Equity compensation plans approved by security holders(1)	1,909,375	$13.90	1,276,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,909,375	$13.90	1,276,000

(1)	The Company has stock options outstanding under two equity compensation plans: the 2002 Stock Incentive Plan and the 2007 Equity and Performance Incentive Plan. However, except as to outstanding awards, the 2002 Stock Incentive Plan was terminated immediately after the Company’s 2007 annual meeting of stockholders. Accordingly, no additional options may be granted under that plan. Shares subject to options under the 2002 Stock Incentive Plan that are forfeited or cancelled, or otherwise expire without issuance of the underlying shares shall become available for issuance under the 2007 Equity and Performance Incentive Plan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item No. 2 on Proxy Card)

The Audit Committee has appointed Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the 2010 fiscal year and to audit the Company’s effectiveness of internal control over financial reporting as of January 2, 2011 (i.e., the last day of the Company’s 2010 fiscal year). This appointment is being presented to stockholders for ratification at the Annual Meeting. Although stockholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s

Amended and Restated Bylaws or otherwise by law, the Board of Directors, at the request of the Audit Committee, has elected to seek this ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and are expected to be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing of Deloitte & Touche LLP as the Company’s independent auditors for the 2010 fiscal year will be ratified by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2010 FISCAL YEAR.

Fees Billed by Deloitte & Touche LLP

The aggregate fees billed for professional services provided by Deloitte & Touche LLP in fiscal years 2009 and 2008 were:

Type of Fees	Fiscal 2009	Fiscal 2008

Audit Fees	$991,347	$1,123,551
Audit-related Fees
Tax Fees
All Other Fees

Total Fees	$991,347	$1,123,551

In the above tables, in accordance with the definitions of the Securities and Exchange Commission, “Audit Fees” are fees paid by the Company to Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and review of the unaudited financial statements included in its quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Other than Audit Fees, the Company paid no fees for services rendered by Deloitte & Touche LLP during fiscal years 2009 and 2008.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder to pre-approve the auditing and permissible non-audit services performed by the Company’s independent auditor to provide assurance that the provision of those services does not impair the independence of the auditor. The Audit Committee has adopted a pre-approval policy to assist it in carrying out this responsibility.

Under the pre-approval policy, the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and/or fees resulting from changes in audit scope, the Company’s organizational structure or other matters. In addition, if the Audit Committee, after reviewing documentation detailing the specific services to be provided by the independent auditors and having discussions with management, determines that the performance of such services would not impair the independence of the independent auditor, the Audit Committee may also approve (i) audit-related services that are reasonably related to the performance of the audit or review of the

Company’s financial statements and that are traditionally performed by the independent auditor, (ii) tax services such as tax compliance, tax planning and tax advice and/or (iii) permissible non-audit services that it believes are routine and recurring services.

All audit services provided by Deloitte & Touche LLP to the Company for the fiscal years 2009 and 2008 were pre-approved in accordance with the Company’s pre-approval policies and procedures.

OTHER MATTERS

Management knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy statement and proxy card for the next annual meeting of the Company’s stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Secretary of the Company at its principal executive offices no later than January 3, 2011 if the next annual meeting were held within 30 days of June 9, 2011. In the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company’s solicitation is made. Further, in order for the stockholder proposals to be eligible to be brought before the Company’s stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by the Company’s Amended and Restated Bylaws. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement. The Company will provide a copy of its Amended and Restated Bylaws to any stockholder of record upon written request.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K, exclusive of exhibits, including financial statements for fiscal year 2009, was mailed to stockholders with this Proxy Statement and contains financial and other information about the Company.

The information set forth under “Compensation Committee Report,” “Audit Committee Report” and the Company-operated website referenced in the Proxy Statement shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 2009 TO ANY BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO BIG 5 SPORTING GOODS CORPORATION, 2525 EAST EL SEGUNDO BOULEVARD, EL SEGUNDO CALIFORNIA, 90245, ATTENTION: SECRETARY.

Important Notice Regarding Availability of Proxy Materials
for the 2010 Annual Meeting of Stockholders to be Held on June 9, 2010
The Notice of Annual Meeting and Proxy Statement, and the Annual Report to
Shareholders, are available to stockholders at http://www.edocumentview.com/BGFV.
PROXY --BIG 5 SPORTING GOODS CORPORATION
PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation (the “Company”) and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints Steven G. Miller, Gary S. Meade and Barry D. Emerson, or any of them, with full power of substitution and resubstitution in each, as attorneys and proxies of the undersigned.
Said proxies are hereby given authority to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements thereof on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT AND “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS FOR FISCAL YEAR 2010. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 17, 2010.
PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
          (See reverse side)

Please mark votes as in this example:	[X]
               FOLD AND DETACH HERE

A. Proposals – The Board of directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.    Election of Two Class B Directors:

	For	Withhold		For	Withhold

01 – Sandra N. Bane	☐	☐	02 – Michael D. Miller	☐	☐
2.    Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors for Fiscal Year 2010.

For	Against	Abtsain

☐	☐	☐

B Non-Voting Items
Change of Address – Please Print new address below

C.  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Note: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) – Please print date below	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /
/ /